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                                                                     EXHIBIT 99

FOR IMMEDIATE RELEASE

         For Additional Information Contact:
         David B. Barbour, President and Chief Executive Officer
         Lisah M. Frazier, Chief Operating Officer and Chief Financial Officer
         (606) 326-2800
         Fax (606) 326-2801
         www.classicbank.com

  CLASSIC BANCSHARES, INC. REPORTS RECORD EARNINGS AND DECLARES A CASH DIVIDEND


         Ashland, Kentucky, -- August 2, 2001 -- Classic Bancshares, Inc. (NASDAQ - CLAS) reported net income of $414,000 for the first quarter ended June 30, 2001 compared to net income of $283,000 for the same period in 2000. Fully diluted earnings per share were $.37 for the three months ended June 30, 2001 compared to fully diluted earnings per share of $.26 for the same period in 2000.

         Classic Bancshares' assets increased $4.0 million from $187.9 million at March 31, 2001 to $191.9 million at June 30, 2001. Loans increased $5.4 million from $138.9 million at March 31, 2001 to $144.3 million at June 30, 2001. Consistent with the Company's strategic plan, the growth in loans was primarily in the areas of commercial mortgage, commercial business, and consumer loans. Deposits increased approximately $1.7 million from $145.4 million at March 31, 2001 to $147.1 million at June 30, 2001.

         The Company continues to be strategically focused on maintaining asset quality and adhering to stringent underwriting standards. As a result, asset quality remains strong as evidenced by a ratio of non- performing assets to total assets of .5% at June 30, 2001. The Company recorded a provision for loan losses of $70,000 for the three-month period, had net charge-offs of $22,000 for the three-month period resulting in an allowance for loan losses of $1.5 million at June 30, 2001. The allowance at June 30, 2001 was equal to 207% of total non-performing loans, 158% of non-performing assets and 1.0% of total loans receivable.

         David B. Barbour, President and Chief Executive Officer commented, "through the continued execution of our strategic plan and the consolidation of our banking charters, the Company was able to open and operate our seventh banking office for the entire quarter without an increase in operating costs. We anticipate continued success in controlling costs as consolidation expenses relative to the merging of charters and reduction in work force were present in this period that will not be inherent in future quarters." Lisah M. Frazier, Chief Operating and Chief Financial Officer added, "the Company's earnings were favorably impacted by the new FASB statement eliminating the amortization of goodwill which has effected the reported earnings of the Company in prior periods."

         Net interest income increased approximately $26,000 for the first quarter ended June 30, 2001. The net interest margin decreased to 4.0% for the quarter ended June 30, 2001 compared to 4.2% for the same period in 2000 due to a decrease in interest rates during the quarter.

         Non-interest income was $334,000 for the quarter ended June 30, 2001 compared to $255,000 for the quarter ended June 30, 2000. Non-interest income increased for the quarter primarily due to an increase in fees and service charges on deposit accounts. The increase in fees and service charges on deposits is the


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result of a larger deposit base and the continued adherence to a stringent waiver policy.

         On July 20, 2001, the Financial Accounting Standards Board issued Statement No. 142, Goodwill and Other Intangible Assets ("SFAS No. 142"). The new statement changes the accounting for goodwill in that goodwill should not be amortized but should be tested for impairment annually. The new statement is effective for fiscal years beginning after December 15, 2001. However, early adoption is permitted for fiscal years beginning after March 15, 2001. Therefore, the Company was able to discontinue the amortization of its goodwill beginning April 1, 2001. As a result, no goodwill amortization was recorded for the quarter ended June 30, 2001 and will not be recorded in future periods unless the goodwill is deemed to be impaired after annual evaluation. Management estimates that the adoption of SFAS No. 142 resulted in an increase of $63,000 in net income and $.06 in fully diluted earnings per share.

         Non-interest expenses decreased approximately $65,000. The decrease was due primarily to the discontinuance of the amortization of goodwill for the quarter ended June 30, 2001. The Company recorded amortization of goodwill of $63,000 for the quarter ended June 30, 2000.

         Stockholders' equity was $20.7 million at June 30, 2001 compared to $20.5 million at March 31, 2001.

         Classic Bancshares, Inc. also announced that the Company will pay a quarterly cash dividend of $.08 per share. The dividend will be payable on August 20, 2001 to shareholders of record on August 6, 2001.

         Classic Bancshares, Inc. is headquartered in Ashland, Kentucky and has one subsidiary, Classic Bank that operates at 344 Seventeenth Street, Ashland, Kentucky with six branch offices located in Boyd, Carter, Greenup and Johnson counties.

         When used in this press release, the words or phrases "should result," "will likely result", "are expected to", "will continue", "is anticipated", "estimate", "project" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, including changes in economic condition in the Company's market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the Company's market area and competition, that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company wishes to caution readers not to place undue reliance on such forward-looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

         The Company does not undertake-and specifically declines any obligation-to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.


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                             SELECTED FINANCIAL DATA

                  The following table sets forth selected financial data of Classic Bancshares, Inc. as of June 30, 2001 and March 31, 2001and for the three months ended June 30, 2001 and 2000.


                                                                     June 30,                           March 31,
                                                                       2001                               2001
                                                                       ----                               ----
                                                                                 (In Thousands)
Total Assets                                                       $ 191,929                           $ 187,860
Cash and other interest bearing deposits
     with other financial institutions                                 4,750                               5,606
Loans receivable, net                                                144,268                             138,862
Investment securities:
     Available for sale                                               26,148                              26,188
Mortgage-backed securities:
     Available for sale                                                3,015                               3,445
Goodwill                                                               5,555                               5,555
Deposits                                                             147,097                             145,430
Federal funds purchased and securities sold under
     Agreement to repurchase                                           4,127                               3,180
FHLB advances                                                         18,025                              16,636
Stockholders' Equity, subject to certain restrictions                 20,719                              20,460

                                                                                Three Months Ended
                                                                                      June 30,
                                                                       2001                                2000
                                                                       ----                                ----
Total interest income                                              $   3,410                           $   3,310
Total interest expense                                                 1,774                               1,700
    Net interest income                                                1,636                               1,610
Provision for loan losses                                                 70                                  69
    Net interest income after provision for losses on loans            1,566                               1,541
Fees and service charges                                                 296                                 217
Other noninterest income                                                  38                                  38
    Total noninterest income                                             334                                 255
    Total noninterest expense                                          1,358                               1,423
Income before income taxes                                               542                                 373
Income tax expense                                                       128                                  90
    Net income                                                     $     414                            $    283

Basic earnings per share                                               $0.39                               $0.26
Fully diluted earnings per share                                       $0.37                               $0.26


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
                                                                                   At or for the
                                                                                Three Months Ended
                                                                                      June 30,
                                                                       2001                                2000
                                                                       ----                                ----
Return on average assets (ratio of annualized
   net income to total average assets)                                    .9%                                 .6%
Return on average equity (ratio of annualized
    net income to total average equity)                                  8.1                                 6.0
Net interest margin** (FTE)                                              4.0                                 4.2
Non-performing assets to total assets                                    0.5                                 0.6
Allowance for loan losses to non-performing loans                      206.8                               182.4
Allowance for loan losses to loans receivable, net                       1.0                                 1.0
Equity to total assets at end of period                                 10.8                                10.6
Non-interest expenses/Total revenues***                                 66.0                                76.3
Book value per share                                                  $18.19                              $16.11
Tangible book value per share                                         $13.31                              $11.23
Total shares outstanding                                           1,139,336                           1,176,356
Number of full service offices                                             7                                   6
Number of ATM locations                                                   16                                  14

** Net interest income (FTE) annualized divided by average earning assets. *** Total revenues=Net interest income (FTE) + non-interest income.


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